Maine & Maritimes Corporation Announces Third-Quarter Results

Financial Results Remain Strong, Better Than Prior Year's Third-Quarter and Year-to-Date Earnings

PRESQUE ISLE, ME -- 11/06/2008 -- Maine & Maritimes Corporation (AMEX: MAM) (NYSE Alternext U.S.: MAM) today reported net income for the 2008 third quarter of $129,000, and net income year to date of $2 million compared with prior year's net loss for the third quarter of $470,000 and net income for prior year to date of $503,000. Income from continuing operations is also up, $2.0 million for the first nine months of 2008 compared to $1.4 million for the same period of 2007. This represents a 47.9% increase in net income from continuing operations year to date over last year. Last year's net income for the third quarter reflected losses from discontinued operations of $108,000 for the quarter and $881,000 year to date.

Company officials cite three primary factors driving the positive financial performance: l) corporate-wide cost control, 2) revenues from MAM Utility Services Group (MAM USG), and 3) deferred costs at Maine Public Service (MPS) related to a proposed bulk transmission line investment. The solid financial performance is led by MPS. According to MAM President and CEO Brent M. Boyles, "Even though electricity consumption has declined in the MPS service territory because of the overall economy, cost of energy, and conservation efforts, we believe usage will not continue to decline at the same rate. Despite revenues being off, financial performance at the utility, in terms of net income, remains positive for this quarter."

Boyles reports the MPC transmission line project is progressing. In early October, MPS signed a Joint Development Agreement with Central Maine Power Company, laying the groundwork for cost-sharing and decision-making terms of the development phase of a proposed 345 kV transmission line, as well as the structure of a Joint Ownership Agreement that will follow when the project is approved.

Statistical Highlights:

Unaudited

(dollars in thousands except per share amounts)

                                 Three Months Ended     Nine Months Ended
                                    September 30,         September 30,
                                   2008       2007       2008       2007
                                ---------- ---------  ---------  ---------
Regulated Operating Revenues    $    7,805 $   8,016  $  26,485  $  26,882
Unregulated Operating Revenues       4,463         -      7,837          -
                                ---------- ---------  ---------  ---------
Total Operating Revenues        $   12,268 $   8,016  $  34,322  $  26,882
                                ========== =========  =========  =========

Income (Loss) from Continuing
 Operations Allocable to Common
 Shareholders                   $      128 $    (362) $   2,047  $   1,384
Income (Loss) from Discontinued
 Operations                              1      (108)       (20)      (881)
                                ---------- ---------  ---------  ---------
Total Consolidated Net (Loss)
 Income                         $      129 $    (470) $   2,027  $     503
                                ========== =========  =========  =========

Basic Income (Loss) per Common
 Share from Continuing
 Operations                     $     0.08 $   (0.22) $    1.22  $    0.83

Basic Loss per Common Share
 from Discontinued Operations            -     (0.06)     (0.01)     (0.53)
                                ---------- ---------  ---------  ---------
Total Basic Income (Loss) per
 Common Share                   $     0.08 $   (0.28) $    1.21  $    0.30
                                ========== =========  =========  =========

Diluted Income (Loss) per
 Common Share from Continuing
 Operations                     $     0.08 $   (0.22) $    1.22  $    0.83

Diluted Loss per Common Share
 from Discontinued Operations            -     (0.06)     (0.01)     (0.53)
                                ---------- ---------  ---------  ---------
Total Diluted Income (Loss) per
 Common Share                   $     0.08 $   (0.28) $    1.21  $    0.30
                                ========== =========  =========  =========

Average Shares Outstanding       1,678,249 1,677,430  1,678,069  1,667,147
                                ---------- ---------  ---------  ---------

About Maine & Maritimes Corporation: Maine & Maritimes Corporation (AMEX: MAM) (NYSE Alternext U.S.: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in Northern Maine. MAM is also the parent company of MAM Utility Services Group, an unregulated corporation that provides electrical services including transmission line and substation design and construction. Corporate headquarters are located in Presque Isle, Maine, and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Maine & Maritimes Corporation ("MAM") believes that in making such statements its expectations are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, potential costs and difficulties related to integration of potential acquired businesses, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

MAM-E = Earnings Release

For More Information Contact:
Virginia R. Joles
Director of Communications, Board Relations, and Economic Development
Tel:  207-760-2418
Email: vjoles@mainepublicservice.com